Exhibit 99.10

American Rebel Light Beer Launches in Indiana with Zink Distributing, Delivering Record-Breaking Market Penetration and On-Premise Momentum

Strategic Launch with Zink Distributing Drives Exceptional Sell Through Results for American Rebel Light Beer Across Indiana

Nashville, TN, Aug. 29, 2025 (GLOBE NEWSWIRE) — American Rebel Light Beer ( www.americanrebelbeer.com ), the fastest-growing patriotic lifestyle beer in the U.S. and a division of American Rebel Holdings, Inc. (NASDAQ: AREB), officially rolled out in Indiana four weeks ago with Zink Distributing , delivering the brand’s most successful launch to date. In just under a month, American Rebel has achieved 10% market penetration in the Off-Premise channel —a standout performance in a beer market that’s trending downward nationwide.

Zink Distributing, founded in 2001, is the largest Anheuser-Busch wholesaler in Indiana , covering 16 counties including Marion, Hendricks, Hancock, Morgan, Vigo, Clay, Sullivan, Greene, and more. As the exclusive AB distributor for Indianapolis and surrounding regions, Zink is known for its operational excellence, retail execution, and commitment to community. With a portfolio that includes national brands and regional favorites, Zink has built a reputation for launching premium products with speed and scale—and American Rebel Light Beer is no exception.

“Zink Distributing didn’t just launch American Rebel—they lit a fire across Indiana,” said Todd Porter, President of American Rebel Beverage. “Their team executed with precision, passion, and a deep understanding of what it means to serve a patriotic crowd. This is the kind of launch that builds legends.”

Zink + American Rebel Light Beer: Accelerating Market Momentum

American Rebel Light Beer is gaining rapid traction across Indiana. In just four weeks, the brand has secured placements in hundreds of Off-Premise accounts throughout Zink Distributing’s territory, achieving 10% market penetration—a milestone typically reached only after multiple quarters of sustained effor t. This early success highlights exceptional distributor execution, strong consumer demand, and a clear resonance with patriotic branding paired with premium taste. American Rebel’s velocity is outperforming regional benchmarks and generating repeat orders from retailers who are seeing immediate sell-through .

On-Premise Momentum

On-Premise accounts are also down nationally—but American Rebel is thriving. In Indiana, the brand is averaging 17 cases per point of distribution in bars, restaurants, and venues. That’s more than triple the volume seen in Off-Premise, signaling strong consumer pull and repeat velocity in high-traffic, high-engagement environments.

Stand Tall, Stand Proud and Be Loud – 16 oz Tall Boys Surge

American Rebel’s 16 oz “Stand Tall, Stand Proud and Be Loud” tall boys are leading the charge, accounting for nearly three-quarters of total volume sold since launch. Consumers are gravitating toward the bold packaging and larger format, making it a top seller in convenience stores, liquor stores, and high-energy bar venues. The tall boys are outperforming 12-pack 12 oz cans by a wide margin, and the momentum has prompted American Rebel to begin development of a 12-pack 16 oz format , slated to launch in spring 2026 .

“When you crack open a 16 oz American Rebel, you’re not just drinking a beer—you’re standing for something,” said Andy Ross, CEO of American Rebel Holdings. “It’s bold, it’s loud, and it’s unapologetically American. That’s why it’s winning.”

Demand has been so strong that Zink Distributing has had to reorder tall boys to fill retail orders , after running out of product in their warehouse. The sell-through velocity has exceeded initial forecasts, with retailers requesting additional inventory to keep shelves stocked and cold boxes full.

Zink + American Rebel Light Beer: Accelerating Market Momentum at the 71st Annual Cornwell Quality Tools NHRA U.S. Nationals

Zink Distributing is playing a pivotal role in the successful launch of American Rebel Light Beer across Indianapolis, aligning retail expansion with the brand’s sponsorship of the 71st annual Cornwell Quality Tools NHRA U.S. Nationals. View the full press release Through strategic placements in top liquor stores and full-bar activations at Spykes , Rookies , and Raceway Pub , Zink delivered best-in-class coverage and velocity across 14 counties—solidifying American Rebel’s presence in the heartland.

American Rebel Light Beer: Crafted for Real American Taste

American Rebel Light Beer is brewed for drinkers who value freedom, flavor, and authenticity. With 110 calories, a crisp, bold taste, and no unnecessary additives, it’s a premium domestic light lager that delivers clean refreshment and strong consumer appeal. Whether it’s poured in a bar in Speedway or stocked on shelves in Terre Haute, American Rebel is built to perform in high-demand, high-pride markets like Indiana.

About American Rebel Holdings, Inc. (NASDAQ: AREB)

American Rebel - America’s Patriotic Brand ( www.americanrebel.com ) began as a designer and marketer of branded safes and personal security products and has since grown into a diversified patriotic lifestyle company with offerings in beer, branded safes, apparel, and accessories. With the launch of American Rebel Light Beer, the company has entered the beverage market to overwhelming success.

Learn more at American Rebel Beer

Watch the American Rebel Story as told by our CEO Andy Ross: The American Rebel Story

About American Rebel Light Beer

American Rebel Light is more than just a beer – it’s a celebration of freedom, passion, and quality. Brewed with care and precision, our light beer delivers a refreshing taste that’s perfect for every occasion. Since its launch in September 2024, American Rebel Light Beer has rolled out in Tennessee, Connecticut, Kansas, Kentucky, Ohio, Iowa, Missouri, North Carolina, Florida, Indiana, Virginia, Mississippi and now, Minnesota.

For more information about the launch events and the availability of American Rebel Beer, please visit American Rebel Beer or follow us on social media platforms @AmericanRebelBeer.

Rebel Light is a Premium Domestic Light Lager Beer – all-natural, crisp, clean and bold with a lighter feel. At approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, it delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s brewed without added supplements and doesn’t contain rice or other sweeteners typically found in mass-produced beers.

Media Inquiries

Matt Sheldon

Matt@Precisionpr.co

917-280-7329

Distribution Opportunities

Todd Porter

President, American Rebel Beverage

tporter@americanrebelbeer.com

Investor Relations

ir@americanrebel.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc. (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts,” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of our continued sponsorship of high profile events, success and availability of the promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the three months ended June 30, 2025. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.